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                                                                EXHIBIT 99.1(f)


                    MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                             Establishment and Designation

                         Merrill Lynch Ohio Municipal Bond Fund

               The undersigned, being a majority of the Trustees of Merril Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated August 2, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share ("Shares"), to create a separate Series, within the meaning of said Section 6.2, as follows:

               1. The Series is designated the "Merrill Lynch Ohio Municipal Bond Fund" (referred to herein as the "Fund").

               2. Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

               3. The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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               IN WITNESS WHEREOF, the undersigned have signed this
         instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 20th day of December, 1991.


         /s/ Kenneth L. Axelson              /s/ Herbert I. London
         ----------------------              ---------------------
         Kenneth L. Axelson                  Herbert I. London
         75 Jameson Point Road               New York University -
         Rockland, Maine 04841                    Gallatin Division
                                             715 Broadway
                                             New York, New York 10003




         /s/ Joseph L. May                   /s/ Andre F. Perold
         -----------------                   -------------------
         Joseph L. May                       Andre F. Perold
         P.O. Box 3050                       Dillon House 34
         Nashville, Tennessee 37215          Soldiers Field Road
                                             Boston, Massachusetts 02163





         /s/ Arthur Zeikel
         -----------------
         Arthur Zeikel
         Box 9011
         Princeton, Now Jersey 08543-9011


              The Declaration of Trust establishing Merrill Lynch Multi-State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration") is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of "Merrill Lynch Multi-State Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.